Exhibit 107

Calculation of Filing Fee Table

Form S-4
(Form Type)

IGTA MERGER SUB LIMITED

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Ordinary Shares(2)	457(c); 457(f)	22,943,391	$10.775	(3)	$247,215,038	0.00014760	$36,488.94
	Equity	Warrants(4)	457(g)	9,896,250	$–	(5)	$–	0.00014760	$–

	Total Offering Amounts						$247,215,038		$36,488.94
	Total Fees Previously Paid								–
	Total Fee Offsets								–
	Net Fee Due								$36,488.94

(1)	The number of ordinary shares, par value $0.0001 per share (“PubCo Ordinary Shares”), of IGTA Merger Sub Limited (“PubCo”) and warrants (“PubCo Warrants”) to purchase PubCo Ordinary Shares being registered is based upon an estimate of the sum of (a) the maximum number of shares of common stock, par value $0.0001 per share (the “IGTA Shares”), of Inception Growth Acquisition Limited (“IGTA”) that will be outstanding immediately prior to the business combination described in the proxy statement/prospectus forming part of this registration statement (including the related transactions described therein, the “Business Combination”) and exchanged for one PubCo Ordinary Share for each such share; (b) the maximum number of PubCo Ordinary Shares issuable to shareholders of AgileAlgo Holdings Ltd. (“AgileAlgo”) upon consummation of the Business Combination, and (c) the maximum number of warrants to purchase IGTA Shares that will be outstanding immediately prior to the Business Combination (“IGTA Warrants”) and exchanged for one PubCo Warrant for each warrant.

(2)	Represents (i) PubCo Ordinary Shares issuable in exchange for outstanding IGTA Shares upon the consummation of the Business Combination, (ii) PubCo Ordinary Shares issuable to holders of IGTA Rights, with each IGTA Right entitling its holder to receive one-tenth (1/10) of one PubCo Ordinary Share, and (iii) PubCo Ordinary Shares issuable to AgileAlgo shareholders upon the consummation of the Business Combination.

(3)	Pursuant to Rules 457(c) and 457(f), the proposed maximum offering price per unit of the PubCo Ordinary Shares is based on the implied average of the high and low prices of the IGTA Shares as reported on the Nasdaq Capital Market on February 5, 2024.

(4)	Represents up to 9,896,250 PubCo Warrants to be issued in exchange for outstanding IGTA Warrants upon consummation of the Business Combination.

(5)	Pursuant to Rule 457(g), no separate fee is required.